Exhibit 5

 Opinion of Breyer & Associates PC Regarding Legality of Securities Registered

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                     [LETTERHEAD OF BREYER & ASSOCIATES PC]

                                                                   June 20, 2003

Board of Directors
Rainier Pacific Financial Group, Inc.
3700 Pacific Highway East, Suite 200
Fife, Washington 98424

         Re:      Rainier Pacific Financial Group, Inc.
                  Registration Statement on Form S-1

To the Board of Directors:

      You have requested our opinion as special counsel for Rainier Pacific Financial Group, Inc., a Washington corporation, in connection with the above-referenced Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

      In rendering this opinion, we understand that the common stock of Rainier Pacific Financial Group, Inc. will be offered and sold in the manner described in the Prospectus, which is part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

      Based upon the foregoing, it is our opinion that the shares of common stock of Rainier Pacific Financial Group, Inc. will upon issuance be legally issued, fully paid and nonassessable.

      This opinion is furnished for use as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal and Tax Opinions."

                                        Very truly yours,

                                        /s/ Breyer & Associates PC

                                        BREYER & ASSOCIATES PC